PFM FUNDS

THIRD AMENDMENT TO OPERATING EXPENSE LIMITATION AGREEMENT FOR

INDEPENDENT SCHOOLS AND COLLEGES CLASS OF PRIME SERIES

Third Amendment to Operating Expense Limitation Agreement made this ____ day of August, 2012 (the “Third Amendment”) by and between PFM Funds, a business trust organized under the laws of the Commonwealth of Virginia (the “Trust”), on behalf of Prime Series, a series of the Trust, and PFM Asset Management LLC (“PFMAM”), a Delaware limited liability company.

WITNESSETH:

WHEREAS, PFMAM renders investment advisory services to the Trust’s Prime Series pursuant to the terms and provisions of an Investment Advisory Agreement dated as of December 16, 2009 (the “Advisory Agreement”) between PFMAM and the Trust; and

WHEREAS, PFMAM renders administrative services to Prime Series pursuant to the terms and provisions of an Administration Agreement dated as of December 16, 2009 (the “Administration Agreement”) between PFMAM and the Trust; and

WHEREAS, PFMAM renders transfer agent services to the Independent Schools and Colleges Class of Prime Series (“Independent Schools Class”) pursuant to the terms and provisions of a Transfer Agency Agreement dated as of December 16, 2009 and amended as of August 5, 2010 and as of May 4, 2011 (the “Transfer Agent Agreement”) between PFMAM and the Trust; and

WHEREAS, pursuant to an Operating Expense Limitation Agreement, dated as of December 16, 2009 (the “Original Agreement”), as amended by a First Amendment to Operating Expense Limitation Agreement, dated as of August 5, 2010 (the “First Amendment”) and a Second Amendment to Operating Expense Limitation Agreement, dated as of June 29, 2011 (the “Second Amendment,” and with the Original Agreement and First Amendment, the “Existing Agreement”), PFMAM and the Trust agreed to limit the Independent Schools Class’s Operating Expenses (as that term is defined in Paragraph 2 of the Original Agreement); and

WHEREAS, the Existing Agreement, including the Operating Expenses limitation, is scheduled to expire on October 31, 2012, unless the Board of the Trust and PFMAM approve an extension of the term of the Existing Agreement; and

WHEREAS, the Board and PFMAM desire to extend the term of the Existing Agreement (the Existing Agreement, as amended by this Third Amendment, is referred to as the “Agreement”).

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1.          The Existing Agreement is amended by deleting in its entirety Section 3 of the Original Agreement, as amended by the First Amendment and Second Amendment, and replacing it with the following new Section 3:

This Agreement shall become effective as of the date first written above and shall remain in effect until October 31, 2013, unless sooner terminated as provided in Paragraph 4 of this Agreement. This Agreement shall continue in effect following October 31, 2013 only if approved by PFMAM and the Board.

2.          Except as set forth herein, no other provision of the Existing Agreement is modified or amended, and the Existing Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

PFM Funds	PFM Asset Management LLC
on behalf of the Independent Schools and Colleges Class of Prime Series

By:	By:

Title:	Title:

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